VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN
STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 1997 AND 1996

                                                 1997            1996
                                                 ----            ----
ASSETS
Cash                                         $         -     $    20,000
Investments, at fair value
     (Note 2 and Schedule I)
  Common stock of VICORP Restaurants, Inc.     1,097,950       1,039,197
  Mutual fund securities                      13,661,075      11,286,401
  Guaranteed investment contracts              4,233,433       4,501,976
  Short-term investments                         326,235          69,476
  Real estate                                  2,405,000       2,259,000
  U.S. Government securities                     394,795         201,594
Notes receivable from participants (Note 3)    1,343,646       1,476,067
Contributions receivable (Note 4)
  Company                                        483,370         526,383
  Participants                                    58,835          50,774
Interest and other receivables                    11,682          57,804
                                              ----------      ----------

       Total assets                           24,016,021      21,488,672
                                              ----------      ----------

LIABILITIES

Refunds payable to participants                   30,705         110,214
Accrued expenses                                  20,628          25,721
Other liabilities                                 90,000          20,436
                                               ---------      ----------

       Total liabilities                         141,333         156,371
                                              ----------      ----------


PLAN EQUITY                                  $23,874,688     $21,332,301
                                             ===========     ===========

  The accompanying notes and schedules are an integral part of the financial statements.

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN
STATEMENTS OF PLAN INCOME AND CHANGES IN PLAN EQUITY

                                         Year Ended    Year Ended    Year Ended
                                        December 31,  December 31,  December 31,
                                            1997         1996          1995
                                        ------------  ------------  ------------
NET INVESTMENT INCOME
  Interest income                        $   417,475    $   439,611   $   466,108
  Dividend income                            964,733      1,356,665       604,559
  Rental income                              232,271        244,022       241,109
  Administrative expenses                    (74,995)       (56,092)      (57,706)
                                          ----------     ----------    ----------
       Net investment income               1,539,484      1,984,206     1,254,070

NET REALIZED GAINS (LOSSES) (Note 7)
  Employer common stock                       11,534         44,629       (38,052)
  Other investments                          133,352        (20,490)      115,306

UNREALIZED APPRECIATION (DEPRECIATION)
  Employer common stock                      266,645        268,925      (690,351)
  Other investments                        1,799,436        177,492     1,816,926

CONTRIBUTIONS RECEIVED OR ACCRUED (Note 4)
  Company                                    483,370        526,383       345,784
  Participants                             1,830,150      2,134,738     2,366,991
  Rollovers                                   35,703         75,911       118,448
                                          ----------     ----------    ----------

       Total additions                     6,099,674      5,191,794     5,289,122
                                          ----------     ----------    ----------

WITHDRAWALS AND FORFEITURES (Note 5)
  Participant withdrawals                  3,602,889      4,555,697     3,993,968
  Forfeitures redistributed                  (45,602)       (42,047)      (76,111)
                                          ----------     ----------    ----------

       Total withdrawals                   3,557,287      4,513,650     3,917,857
                                          ----------     ----------    ----------

NET INCREASE IN PLAN EQUITY                2,542,387        678,144     1,371,265
PLAN EQUITY AT BEGINNING OF YEAR          21,332,301     20,654,157    19,282,892
                                          ----------     ----------    ----------

PLAN EQUITY AT END OF YEAR               $23,874,688    $21,332,301   $20,654,157
                                         ===========    ===========   ===========

  The accompanying notes and schedules are an integral part of the financial statements.


          VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN
                      NOTES TO FINANCIAL STATEMENTS

1. Description of Plan
   -------------------

   The VICORP Restaurants, Inc. Employees' Profit Sharing Plan
   (the "Plan"), was established October 1968, for the exclusive benefit of VICORP Restaurants, Inc. (the "Company" or "VICORP") employees and their beneficiaries. The Plan is a defined contribution plan covering all employees of the Company who are at least 21 years of age and have completed one year of service as defined in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Participants should refer to the Plan agreement for a more complete description of the Plan's provisions. It is administered by the Plan Manager and Plan Administrator, all appointed by the Company's Board of Directors. The Plan's assets are managed through a trust agreement with The Bank of Cherry Creek, (the "Trustee"). Certain administrative and accounting services of the Plan are provided by the Company at no cost. Benefits under the Plan are not guaranteed by the Pension Benefit Guarantee Corporation.

2. Summary of Significant Accounting Policies
   ------------------------------------------

   The financial statements of the Plan are presented on the accrual basis of accounting.

   Assets of the Plan are valued at fair values as of the end of the Plan year. Fair value is determined as follows:

      a. Investments in publicly traded stocks, bonds and mutual funds are valued based upon available market quotations as of the last business day of the Plan year.

      b. Investments in short-term cash equivalents are valued at cost, which approximates market value.

      c. Guaranteed investment contracts, including the Fidelity Managed Income Portfolio, are valued at the original investment plus interest earned through the last day of the Plan year. Cost plus interest approximates fair market value.

      d. Real estate investments are valued at appraised value, as determined by independent appraisals performed from time to time and as adjusted by the Plan Manager when, in its judgment, material changes in value have occurred.
          The latest independent appraisals were made in April of 1997.

   Unrealized appreciation or depreciation is the difference between the fair value at the end of the current year and the cost of the investment, if acquired during the current Plan year, or the fair value at the beginning of the Plan year.

   Realized gain or loss on investments is the difference between the sales proceeds and the value of the Plan assets sold at the beginning of the year, or original cost if acquired and sold during the same Plan year.

   Benefits are recorded when paid.

   Use of Estimates
   ----------------

   The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and changes in plan equity for each reporting period. Actual results could differ from those estimates.

3. Investment Programs
   -------------------

   Participant Contributions
   -------------------------

   Participants are allowed to designate the investment of their contributions into various investment categories selected by the Plan Manager. Investment selections may be changed four times a year at the beginning of each calendar quarter. Participants may select from five investment funds. The minimum designation to any fund is 10% and thereafter, designations must be made in increments of 10%.

   The following summarizes the investment programs currently available to participants:

          The VICORP Restaurants, Inc. Common Stock Fund invests in VICORP Common Stock, which is publicly traded in the over-the-counter market and is quoted on the National Association of Securities Dealers, National Market System.

          The Guaranteed Investment Contract ("GIC") Fund invests in the Fidelity Managed Income Portfolio ("Fidelity Portfolio").
          The Fidelity Portfolio is a common/collective trust which invests in high quality fixed and variable rate investment contracts issued by insurance companies or banks, synthetic contracts, and units of a money market portfolio. The contracts are carried in the common/collective trust fund's audited financial statements at cost plus accrued interest, which approximates fair market value. The investment in the common/collective trust fund in the accompanying financial statements is valued at the Plan's proportional interest in the fund as of the financial statement date. The Fidelity Portfolio is managed by Fidelity Management Trust Company, a division of Fidelity Investments. Interest rates earned on the investment change daily. The average yield for the years ended December 31, 1997, 1996 and 1995 was 5.8%, 5.9% and 5.9%, respectively.

          The Fidelity Magellan Fund is a publicly traded mutual fund that actively seeks capital appreciation by investing in common stocks and securities convertible into common stock. This fund is managed by Fidelity Management & Research Company.

          The Fidelity Puritan Fund is a publicly traded mutual fund that seeks to produce as much income as possible while preserving capital by investing in a broadly diversified portfolio of high yielding securities, including common stocks, preferred stocks and bonds and securities convertible into common stock. This fund is managed by Fidelity Management & Research Company.

          The Fidelity Equity-Income Fund is a publicly traded mutual fund that seeks to produce income by investing primarily in income-producing equity securities that also consider the potential for capital appreciation. This fund is managed by Fidelity Management & Research Company.

   The Plan Manager may add or delete investment categories at any time, as long as a diversified group of investment categories is available into which participants may invest.

   As of December 31, 1997, the number of participants in the above described investment programs was as follows:

                 VICORP Stock Fund              451
                 GIC Fund                       730
                 Fidelity Magellan Fund         862
                 Fidelity Puritan Fund          716
                 Fidelity Equity-Income Fund    738
                 Loan Fund (described below)    324

   The total number of participants in the above listing is greater than the total number of Plan participants because certain participants have elected more than one fund.

   Loans
   -----

   Participants may borrow from their vested account balances to the extent permitted by the Plan Manager as provided under current regulatory guidelines. Loans are considered an investment choice for the participants borrowing funds from the Plan. Repayment is required through payroll deductions over a maximum period of 5 years unless the loan is used to purchase, construct or rehabilitate the participant's principal residence, in which case repayment must be made within 10 years. Loans must be repaid in full at the time of termination. The interest rate on loans is 1% above the prime rate at the date the loan is made. At December 31, 1997, interest rates on outstanding loans ranged from 7.0% to 11.5% with maturity dates ranging from April 22, 1998 to October 23, 2007.

   Employer Contributions Funds
   ----------------------------

   Company contributions are invested in real estate (Note 8), mutual fund investments, U.S. Government securities, and short-term temporary cash investments. Company contributions are maintained in this fund, because they are directed by the Plan Trustee.

4. Contributions
   -------------

   Eligible employees may elect to contribute, as a salary reduction, between 2% and 18% of their annual compensation, as defined in the Plan, with a maximum annual contribution of $9,500, $9,500 and $9,240 in 1997, 1996 and 1995, respectively, subject to certain limitations required by the
   Internal Revenue Service.   Contributions made that are subsequently
   determined to exceed these limitations, together with income applicable to such amounts, are refunded to the affected participants at least annually. Changes in the level of contributions may be made once each calendar quarter. Additionally, participants may discontinue or resume contributions voluntarily suspended, on a quarterly basis.

   The Company's contribution, if any, is determined annually by the Board of Directors. In years in which VICORP is profitable, a Company contribution will be made equal to a minimum of 2% of the aggregate compensation, as defined in the Plan, of all participants in the Plan for that year. In no event will the Company's contribution exceed 15% of any participant's compensation during the year of participation in the Plan, nor will it exceed 15% of the aggregate compensation of all participants in the Plan for the year.

   The Company experienced losses in 1996 and 1995. However, at the request of VICORP management, the Board of Directors agreed to fund Company contributions in full for the Plan year ending December 31, 1996. For the Plan year ending December 31, 1995, the Board of Directors agreed to fund the Company contribution subject to a maximum contribution of $335 per participant. The Plan was amended effective January 1, 1995, to provide for this contribution.

   Forfeitures from terminated Plan participants who are not fully vested in their employer contributions are reallocated to the accounts of active participants at the end of the Plan year in addition to the Company's contribution.

5. Withdrawals, Distributions and Vesting
   --------------------------------------

   Upon retirement, disability or termination of employment, participants' contributions and their vested employer fund account balances are available for distribution in a lump sum in the calendar quarter following the quarter in which their termination occurred or in monthly installments, as elected by the participant. Participants whose account balance is greater than $3,500 may elect to keep their funds in the Plan. All investments of a terminating participant who requests distribution will be converted to cash for purposes of distribution. Obligations for distributions to participants who terminated from the Plan prior to December 31, 1997 and 1996 are as follows:

                                               December 31
                                          -----------------------
                                             1997          1996
                                             ----          ----

          VICORP Stock Fund               $  247,118    $  309,302
          GIC Fund                         1,130,923     1,188,107
          Fidelity Magellan Fund           1,803,928     1,587,778
          Fidelity Puritan Fund              764,636       652,695
          Fidelity Equity-Income Fund        966,533       779,208
          Employer Fund                    1,403,822     1,351,309
                                          ----------    ----------

                                          $6,316,960    $5,868,399
                                          ==========    ==========

   Of the above amounts, distributions amounting to $206,862 were requested by terminated participants prior to December 31, 1997, but were paid subsequent to year end. The above obligations are included in plan equity in the accompanying financial statements.

   Participants are always 100% vested in their employee accounts. Years of service determine vesting amounts in the employer fund account balance. The Plan's vesting schedule is as follows:

                                             Percentage of
                                         Company Contributions
              Years of Service           Account Which is Vested
              ----------------           -----------------------
           Fewer than 2                            0
           2 or more but fewer than 3             20
           3 or more but fewer than 4             40
           4 or more but fewer than 5             60
           5 or more but fewer than 6             80
           6 or more                             100

   In-service withdrawals are limited to hardship withdrawals and participant loans. Hardship withdrawals are taken from the participant's employee contribution account. Hardship withdrawals are permitted only if the participant has an immediate and heavy financial need, as defined, and has no other resources available to meet that need. If a participant qualifies for and receives a hardship withdrawal, contributions must be suspended for 12 months from the date of the hardship distribution, and the maximum contribution the participant may make the year following the year of distribution must be reduced by the amount contributed in the year of the withdrawal.

   Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

6. Tax Status
   ----------

   A favorable determination letter dated December 6, 1996, has been received by the Plan from the Internal Revenue Service ("IRS") indicating the Plan qualifies under Section 401(a) of the Internal Revenue Code (the "Code") and is exempt from federal income tax under Section 501(a) of the Code.

   Under the provisions of the Plan, participants may elect to defer their compensation from a minimum of 2% to a maximum of 18% (subject to certain limitations under the Code and the Plan) as employee contributions to the Plan. Amounts so deferred, along with amounts contributed by the employer and earnings thereon, are not taxable to participants until distributed from the Plan.

7. Realized Gain (Loss) on Investments
   -----------------------------------

                                          Employer          Other
                                          Securities      Securities     Total
                                          ----------      ----------     -----

      Year ended December 31, 1995
       Aggregate proceeds                  $  170,510     $  809,000     $  979,510
       Aggregate cost                         208,562        693,694        902,256
                                           ----------     ----------     ----------
       Net realized gain(loss)             $  (38,052)    $  115,306     $   77,254
                                           ==========     ==========     ==========

      Year ended December 31, 1996
       Aggregate proceeds                  $  160,898     $1,086,492     $1,247,390
       Aggregate cost                         116,269      1,106,982      1,223,251
                                           ----------     ----------     ----------
       Net realized gain(loss)             $   44,629     $  (20,490)    $   24,139
                                           ==========     ==========     ==========

      Year ended December 31, 1997
       Aggregate proceeds                  $  219,426     $1,410,791     $1,630,217
       Aggregate cost                         207,892      1,277,439      1,485,331
                                           ----------     ----------     ----------
       Net realized gain(loss)             $   11,534     $  133,352     $  144,886
                                           ==========     ==========     ==========

   Cost of investments sold represents the fair market value at the beginning of the Plan year or original cost for investments bought and sold during the same Plan year.

8. Party-In-Interest Transactions
   ------------------------------

   As of December 31, 1997, the Plan held party-in-interest investments consisting of 62,740 shares of VICORP common stock and real estate for three restaurants operated by the Company, or franchisees of the Company, under the Company's trade names (Village Inn or Bakers Square), all of which are leased to the Company. The restaurant interests are as follows:

        An undivided interest in the property and rents of 790 West Higgins Road, Hoffman Estates, Illinois, leased until February 14, 1999.

        An undivided interest in the property and rents of 203 North Fourth Street, Sterling, Colorado, leased until February 13, 1999.

        An undivided interest in the property and rents of 1440
        South Country Club Drive, Mesa, Arizona, leased until February
        14, 1999.

   Short-term investments represent shares of a money market fund managed by The Bank of Cherry Creek. The Bank of Cherry Creek is the trustee, as defined by the Plan. Therefore, transactions with the trustee are party-in-interest transactions.

9. Risks and Uncertainties
   -----------------------

   The Plan provides for various investment options in mutual fund and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of plan income and changes in plan equity.

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN     SCHEDULE I
STATEMENT OF INVESTMENTS HELD
AS OF DECEMBER 31, 1997

                                                Number of
                                                Shares or                     Market        Market
                                                Principal                      Value         Value
                                                Value <F2>     Cost          of Issue       Per Unit
                                                ----------     ----          --------       --------
Common Stock of VICORP Restaurants, Inc.<F1>      62,740       $ 1,124,010   $ 1,097,950    $ 17.50
                                                               -----------   -----------

Mutual Fund Securities
 Fidelity Magellan Fund                           66,186         5,032,924     6,305,500      95.27
 Fidelity Puritan Fund                           147,859         2,463,692     2,865,513      19.38
 Fidelity Equity-Income Fund                      65,839         2,442,155     3,450,613      52.41
 Brandywine Funds                                 13,543           351,164       418,337      30.89
 Fidelity Contra Fund                              4,688           246,222       218,609      46.63
 Sogen                                            15,828           369,897       402,503      25.43
                                                               -----------   -----------

      Total Mutual Fund Securities                              10,906,054    13,661,075
                                                               -----------   -----------

Guaranteed Investment Contracts
 Fidelity Managed Income Portfolio            4,233,433         4,233,433     4,233,433        N/A
                                                               -----------   -----------

      Total Guaranteed Investment Contracts                      4,233,433     4,233,433
                                                               -----------   -----------

Short-term Investments
  SEI Cash Plus Prime Obligation Fund <F2>       326,235           326,235       326,235        N/A
                                                               -----------   -----------

      Total Short-term Investments                                 326,235       326,235
                                                               -----------   -----------
U.S. Government Securities
 U.S. Treasury Notes, 7.25%, February 15, 1998     1,000           101,344       100,188     100.19
 Federal Home Loan, 5.97%, September 8, 1998       1,000            99,955       100,156     100.16
 Federal Home Loan, 6.095%, April 27, 2000         1,000           100,000        99,750      99.75
 Federal Home Loan, 5.07%, September 15, 2000      1,000            95,700        94,701      94.70
                                                               -----------   -----------

      Total U.S. Government Securities                             396,999       394,795
                                                               -----------   -----------

Real Estate <F2>                                                 2,090,000     2,405,000        N/A
                                                               -----------   -----------

Notes Receivable from Participants
 (Interest rates ranging from 7.0% to 11.5%)                     1,343,646     1,343,646
                                                               -----------   -----------


TOTAL INVESTMENTS                                              $20,420,377   $23,462,134
                                                               ===========   ===========

<F1> This represents a party-in-interest. (Note 8)
<F2> Rounded to the nearest whole share.

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN            SCHEDULE II
ALLOCATION OF PLAN ASSETS AND LIABILITIES TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1997

                                        Fidelity     Fidelity        Fidelity
                             VICORP     Magellan      Puritan         Equity-   GIC         Loan           Employer
                           Stock Fund     Fund         Fund        Income Fund  Fund        Fund             Fund     Total
                           ----------   --------     --------      -----------  ----        -----          --------   -----

ASSETS
Investments
 Common Stock of
  VICORP Restaurants, Inc. $1,097,950   $        -    $        -   $        -   $        -   $        -    $        -  $ 1,097,950
 Mutual Fund Securities             -    6,071,719     2,409,851    2,906,178            -            -     2,273,327   13,661,075
 Guaranteed Investment
  Contracts                         -            -             -            -    4,233,433            -             -    4,233,433
 Short-term Investments        22,929        1,924         2,515       93,629        2,873            -       202,365      326,235
 Real Estate                        -            -             -            -            -            -     2,405,000    2,405,000
 U.S. Government Securities         -            -             -            -            -            -       394,795      394,795
Notes receivable from
 participants                       -            -             -            -            -    1,343,646             -    1,343,646
Contributions receivable
 Company                            -            -             -            -            -            -       483,370      483,370
 Participants                   4,175       20,133         9,936       13,062       11,529            -             -       58,835
Interest and other
 receivables                      101          199           121          133          116            -        11,012       11,682
                           ----------   ----------    ----------   ----------   ----------   ----------    ----------    ----------
      Total assets          1,125,155    6,093,975     2,422,423    3,013,002    4,247,951    1,343,646     5,769,869    24,016,021
                           ----------   ----------    ----------   ----------   ----------   ----------    ----------   -----------

LIABILITIES

Refunds payable to
 participants                     129          986         1,093        1,376        1,161            -        25,960         30,705
Accrued expenses                    -            -             -            -            -            -        20,628         20,628
Other liabilities                   -            -             -       90,000            -            -             -         90,000
                           ----------   ----------    ----------   ----------   ----------   ----------    ----------    -----------

      Total liabilities           129          986         1,093       91,376        1,161            -        46,588        141,333
                           ----------   ----------    ----------   ----------   ----------   ----------    ----------    -----------

PLAN EQUITY                $1,125,026   $6,092,989    $2,421,330   $2,921,626   $4,246,790   $1,343,646    $5,723,281    $23,874,688
                           ==========   ==========    ==========   ==========   ==========   ==========    ==========    ===========

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN            SCHEDULE II
ALLOCATION OF PLAN ASSETS AND LIABILITIES TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1996

                                       Fidelity      Fidelity       Fidelity
                            VICORP     Magellan      Puritan         Equity-    GIC          Loan        Employer
                          Stock Fund    Fund          Fund         Income Fund  Fund         Fund          Fund         Total
                          ----------   --------      --------      -----------  ----         ----        --------       -----
ASSETS
Cash                      $        -   $         -   $        -    $        -   $        -   $        -    $   20,000   $    20,000
Investments
 Common Stock of
  VICORP Restaurants, Inc. 1,039,197             -            -             -            -            -             -     1,039,197
 Mutual Fund Securities            -     5,007,612    1,857,715     2,136,221            -            -     2,284,853    11,286,401
 Guaranteed Investment
  Contracts                        -             -            -             -    4,501,976            -             -     4,501,976
 Short-term Investments        9,821         2,976          863         7,531       10,647            -        37,638        69,476
 Real Estate                       -             -            -             -            -            -     2,259,000     2,259,000
 U.S. Government Securities        -             -            -             -            -            -       201,594       201,594
Notes receivable from
 participants                      -             -            -             -            -    1,476,067             -     1,476,067
Contributions receivable
 Company                           -             -            -             -            -            -       526,383       526,383
 Participants                  4,689        17,767        7,769         9,458       11,091            -             -        50,774
Interest and other
 receivables                      43           109       20,067           112          104            -        37,369        57,804
                          ----------    ----------   ----------    ----------   ----------   ----------    ----------   -----------

      Total assets         1,053,750     5,028,464    1,886,414     2,153,322    4,523,818    1,476,067     5,366,837    21,488,672
                          ----------    ----------   ----------    ----------   ----------   ----------    ----------   -----------

LIABILITIES

Refunds payable to
 participants                 8,084         23,893        8,811        14,255        9,726            -        45,445       110,214
Accrued expenses                  -              -            -             -            -            -        25,721        25,721
Other liabilities                62            262       20,062            15           35            -             -        20,436
                         ----------     ----------   ----------    ----------   ----------   ----------    ----------   -----------
      Total liabilities       8,146         24,155       28,873        14,270        9,761            -        71,166       156,371
                         ----------     ----------   ----------    ----------   ----------   ----------    ----------   -----------

PLAN EQUITY              $1,045,604     $5,004,309   $1,857,541    $2,139,052   $4,514,057   $1,476,067    $5,295,671   $21,332,301
                         ==========     ==========   ==========    ==========   ==========   ==========    ==========   ===========

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN           SCHEDULE III
ALLOCATION OF PLAN INCOME AND CHANGES IN PLAN EQUITY TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1997

                                         Fidelity     Fidelity      Fidelity
                            VICORP       Magellan      Puritan       Equity-     GIC           Loan        Employer
                          Stock Fund       Fund          Fund      Income Fund   Fund          Fund          Fund        Total
                          ----------    ---------     --------     -----------   ----          ----        --------      -----
Net Investment Income    $      974     $  391,607    $  187,969   $  158,032   $  252,471   $  119,389    $  429,042   $ 1,539,484

Net Realized Gains (Losses)
 Employer common stock       11,534              -             -            -            -            -             -        11,534
 Other investments                -         43,948        11,636       14,704            -            -        63,064       133,352

Unrealized Appreciation
 (Depreciation)
 Employer common stock       266,645             -             -            -            -            -             -       266,645
 Other investments                 -       850,158       220,500      475,254            -            -       253,524     1,799,436

Contributions Received
 or Accrued
 Company                           -             -             -            -            -            -       483,370       483,370
 Participants                148,848       597,549       305,757      382,611      395,385            -             -     1,830,150
 Rollovers                       412         7,771        12,600       11,775        3,145            -             -        35,703
                          ----------    ----------    ----------   ----------   ----------    ---------    ----------   -----------

      Total additions        428,413     1,891,033       738,462    1,042,376      651,001      119,389     1,229,000     6,099,674
                          ----------    ----------     ---------   ----------   ----------    ---------    ----------   -----------

Withdrawals and Forfeitures
 Participant withdrawals     312,026       778,826       312,346      427,388      553,361      372,057       846,885     3,602,889
 Forfeitures redistributed         -             -             -            -            -            -       (45,602)      (45,602)
                          ----------    ----------     ---------   ----------   ----------    ---------    ----------   -----------

      Total withdrawals      312,026       778,826       312,346      427,388      553,361      372,057       801,283     3,557,287
                          ----------    ----------     ---------   ----------   ----------    ---------    ----------   -----------

Transfer between Funds       (36,965)      (23,527)      137,673      167,586     (364,907)     120,247          (107)            -
                          ----------    ----------     ---------   ----------   ----------    ---------    ----------   -----------

Net Increase in Plan Equity   79,422     1,088,680       563,789      782,574     (267,267)    (132,421)      427,610     2,542,387
Plan Equity at
 Beginning of Year         1,045,604     5,004,309     1,857,541    2,139,052    4,514,057    1,476,067     5,295,671    21,332,301
                          ----------    ----------    ----------   ----------   ----------   ----------    ----------   -----------

PLAN EQUITY AT
 END OF YEAR              $1,125,026    $6,092,989    $2,421,330   $2,921,626   $4,246,790   $1,343,646    $5,723,281   $23,874,688
                          ==========    ==========    ==========   ==========   ==========   ==========    ==========   ===========

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN           SCHEDULE III
ALLOCATION OF PLAN INCOME AND CHANGES IN PLAN EQUITY TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1996

                                         Fidelity      Fidelity      Fidelity
                              VICORP     Magellan       Puritan       Equity-    GIC          Loan         Employer
                            Stock Fund     Fund          Fund       Income Fund  Fund         Fund           Fund       Total
                            ----------   --------      --------     -----------  ----         ----         --------     -----
Net Investment Income     $    1,410    $  756,150     $  221,548   $  130,737  $  279,847   $  125,719    $  468,795   $ 1,984,206

Net Realized Gains (Losses)
 Employer common stock        44,629             -              -            -           -            -             -        44,629
 Other investments                 -       (37,586)         6,080        7,849           -            -         3,167       (20,490)

Unrealized Appreciation
 (Depreciation)
 Employer common stock       268,925             -              -            -           -            -             -       268,925
 Other investments                 -      (177,313)        25,081      220,883           -            -       108,841       177,492

Contributions Received
 or Accrued
 Company                           -             -              -            -           -            -       526,383       526,383
 Participants                215,378       718,494        324,815      355,327     520,724            -             -     2,134,738
 Rollovers                       892        36,835          4,522       12,378      21,284            -             -        75,911
                          ----------    ----------     ----------   ----------  ----------   ----------    ----------   -----------

      Total additions        531,234     1,296,580        582,046      727,174     821,855      125,719     1,107,186     5,191,794
                          ----------    ----------     ----------   ----------  ----------   ----------    ----------   -----------

Withdrawals and Forfeitures
 Participant withdrawals     338,818       980,767        429,001      323,517   1,016,045      413,537     1,054,012     4,555,697
 Forfeitures redistributed         -             -              -            -           -            -       (42,047)      (42,047)
                          ----------    ----------     ----------   ----------  ----------   ----------    ----------   -----------

      Total withdrawals      338,818       980,767        429,001      323,517   1,016,045      413,537     1,011,965     4,513,650
                          ----------    ----------     ----------   ----------  ----------   ----------    ----------   -----------

Transfer between Funds       (36,507)      100,885         24,989      179,582    (392,509)     124,349          (789)            -
                          ----------    ----------     ----------   ----------  ----------   ----------    ----------   -----------

Net Increase in Plan Equity  155,909       416,698        178,034      583,239    (586,699)    (163,469)       94,432       678,144
Plan Equity at
 Beginning of Year           889,695     4,587,611      1,679,507    1,555,813   5,100,756    1,639,536     5,201,239    20,654,157
                          ----------    ----------     ----------   ----------  ----------   ----------    ----------   -----------

PLAN EQUITY AT
 END OF YEAR              $1,045,604    $5,004,309     $1,857,541   $2,139,052  $4,514,057   $1,476,067    $5,295,671   $21,332,301
                          ==========    ==========     ==========   ==========  ==========   ==========    ==========   ===========

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN           SCHEDULE III
ALLOCATION OF PLAN INCOME AND CHANGES IN PLAN EQUITY TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1995

                                          Fidelity     Fidelity       Fidelity
                               VICORP     Magellan     Puritan        Equity-     GIC          Loan        Employer
                             Stock Fund     Fund         Fund       Income Fund   Fund         Fund           Fund       Total
                             ----------   --------     --------     -----------   ----         ----        --------      -----
Net Investment Income      $    2,487    $  263,649    $   89,169   $   89,658  $  306,099   $  122,948    $  380,060   $ 1,254,070

Net Realized Gains (Losses)
 Employer common stock        (38,052)            -             -            -           -            -             -       (38,052)
 Other investments                  -        40,301        19,357       18,387           -            -        37,261       115,306

Unrealized Appreciation
 (Depreciation)
 Employer common stock       (690,351)            -             -            -           -            -             -      (690,351)
 Other investments                  -       871,324       190,579      257,408           -            -       497,615     1,816,926

Contributions Received
 or Accrued
 Company                            -             -             -            -           -            -       345,784       345,784
 Participants                 343,855       756,841       340,608      304,843     620,844            -             -     2,366,991
 Rollovers                          -             -        35,748       16,017      66,683            -             -       118,448
                           ----------    ----------    ----------   ----------  ----------   ----------    ----------   -----------
      Total additions        (382,061)    1,932,115       675,461      686,313     993,626      122,948     1,260,720     5,289,122
                           ----------    ----------    ----------   ----------  ----------   ----------    ----------   -----------

Withdrawals and Forfeitures
 Participant withdrawals      393,765       721,547       284,429      302,498     937,274      404,165       950,290     3,993,968
 Forfeitures redistributed          -             -             -            -           -            -       (76,111)      (76,111)
                           ----------    ----------    ----------   ----------  ----------   ----------    ----------   -----------

      Total withdrawals       393,765       721,547       284,429      302,498     937,274      404,165       874,179     3,917,857
                           ----------    ----------    ----------   ----------  ----------   ----------    ----------   -----------

Transfer between Funds       (152,287)      198,847       (59,867)      10,812    (251,486)     255,142        (1,161)            -
                           ----------    ----------    ----------   ----------  ----------   ----------    ----------   -----------

Net Increase in Plan Equity  (928,113)    1,409,415       331,165      394,627    (195,134)     (26,075)      385,380     1,371,265
Plan Equity at
 Beginning of Year          1,817,808     3,178,196     1,348,342    1,161,186   5,295,890    1,665,611     4,815,859    19,282,892
                           ----------    ----------    ----------   ----------  ----------   ----------    ----------   -----------

PLAN EQUITY AT
 END OF YEAR               $  889,695    $4,587,611    $1,679,507   $1,555,813  $5,100,756   $1,639,536    $5,201,239   $20,654,157
                           ==========    ==========    ==========   ==========  ==========   ==========    ==========   ===========


VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN           SCHEDULE IV
REPORTABLE TRANSACTIONS IN EXCESS OF 5% OF PLAN ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                             Expenses
                                                                                             Incurred      Cost Basis
Identity of       Description                          Number of    Purchase     Selling     with          at Date of   Net Gain
Party Involved    of Transaction                       Shares       Price        Price       Transaction   Transaction  (Loss)
--------------    --------------                       ---------    --------     -------     -----------   -----------  --------
The Bank          Three hundred ninety-five purchases-  5,556,196   $5,556,196           -            -     $5,556,196      -
 of Cherry Creek  SEI Cash Plus Prime Obligation Fund

The Bank          Three hundred eighty-four sales-      5,299,436            -   5,299,436            -      5,299,436      -
 of Cherry Creek  SEI Cash Plus Prime Obligation Fund

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Plan Administrator and Plan Participants of
     VICORP Restaurants, Inc. Employees' Profit
     Sharing Plan:

We have audited the accompanying statements of financial condition including the Statement of Investments Held (Schedule I) of the VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN (the "Plan") as of December 31, 1997 and 1996, and the related statements of Plan income and changes in Plan equity for each of the three years in the period ended December 31, 1997. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 1997 and 1996 and the Plan income and changes in Plan equity for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of the Allocation of Plan Assets and Liabilities to Investment Programs as of December 31, 1997 and 1996 (Schedule II), the Allocation of Plan Income and Changes in Plan Equity to Investment Programs (Schedule III) for each of the three years in the period ended December 31, 1997 and Reportable Transactions in Excess of 5% of Plan Assets for the year ended December 31, 1997
(Schedule IV), are presented for purposes of complying with the regulations of the Securities and Exchange Commission and the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Denver, Colorado,
  April 17, 1998